EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 to be filed on November 23, 2004 and related Prospectus of TurboSonic Technologies, Inc. for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated August 27, 2004, with respect to the consolidated financial statements of TurboSonic Technologies, Inc. in its Annual Report (Form 10-KSB) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
November 23, 2004
Kitchener, Ontario, Canada